Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FOURTH AMENDMENT TO LEASE
(One North Central)
THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of the 30th day of December, 2020, by and between AGP ONE NORTH CENTRAL OWNER LLC, a Delaware limited liability company ("Landlord"), and QUICKEN LOANS, LLC, a Michigan limited liability company, successor-in-interest to Quicken Loans Inc. ("Tenant").
R E C I T A L S:
A.Landlord and Tenant entered into that certain Office Lease dated as of June 5, 2017 (the "Original Lease"), as modified by (i) that certain Amendment to Lease dated as of March 14, 2018 by and between Landlord and Tenant ("First Amendment"), (ii) that certain Second Amendment to Lease dated as of August 12, 2019 by and between Landlord and Tenant ("Second Amendment"), and (iii) that certain Third Amendment to Lease dated as of October 14, 2019, by and between Landlord and Tenant ("Third Amendment"), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at One North Central Avenue, Phoenix, Arizona (the "Building"). The Original Lease, as modified by the First Amendment, the Second Amendment, and the Third Amendment, may be referred to herein as the "Lease".
B.By this Fourth Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.
C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
1.Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 214,607 rentable square feet consisting of (i) 29,019 rentable square feet comprising Suite 1500; (ii) 29,052 rentable square feet comprising Suite 1600; (iii) 28,872 rentable square feet comprising Suite 1700; (iv) 28,872 rentable square feet comprising Suite 1800; (v) 28,906 rentable square feet comprising Suite 1900; (vi) 13,104 rentable square feet comprising Suite 2000; (vii) 28,799 rentable square feet comprising Suite 1300; and (viii) 27,983 rentable square feet comprising Suite 1400 (collectively, the "Existing Premises"), as more particularly described in the Lease.

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2.Expansion of the Existing Premises; Suite 1100 Expansion Commencement Date; Landlord's Delivery of Suite 1100 Expansion Space.
2.1.Suite 1100 Expansion Space. The “Suite 1100 Expansion Space” is that certain space commonly known as Suite 1100 and comprised of 28,790 rentable square feet located on the eleventh (11th) floor of the Building as depicted on Exhibit A-1 attached hereto. At Tenant’s option, Tenant may elect to have Landlord measure the Suite 1100 Expansion Space by written notice delivered to Landlord on or before the date thirty (30) days after the Suite 1100 Expansion Commencement Date (as defined in Section 2.2 below). In the event Tenant timely delivers such notice, then Landlord's space planner/architect shall remeasure the rentable square feet of the Suite 1100 Expansion Space in accordance with the provisions of this Section 2.2 and Section 1.3 of the Lease and the results thereof shall be presented to Tenant in writing. Tenant's space planner/architect may review Landlord's space planner/architect's determination of the number of rentable square feet and usable square feet of the Suite 1100 Expansion Space and Tenant may, within fifteen (15) business days after Tenant's receipt of Landlord's space planner/architect's written determination, object to such determination by written notice to Landlord. Tenant's failure to deliver written notice of such objection within said fifteen (15) business day period shall be deemed to constitute Tenant's acceptance of Landlord's space planner/architect's determination. If Tenant objects to such determination, Landlord's space planner/architect and Tenant's space planner/architect shall promptly meet and attempt to agree upon the rentable and usable square footage of the Suite 1100 Expansion Space. If Landlord's space planner/architect and Tenant's space planner/architect cannot agree on the rentable and useable square footage of the Suite 1100 Expansion Space within thirty (30) days after Tenant's objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Suite 1100 Expansion Space under the BOMA standard. Such third party independent measurement professional's determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay fifty percent (50%) of the fees and expenses of the independent third party space measurement professional. Until such time as a final determination is made, the Suite 1100 Expansion Space shall be deemed to be 28,790 rentable square feet, and after the final determination is made, an appropriate adjustment, if necessary, shall be made retroactively, and Landlord shall make appropriate payment (if applicable) to Tenant.
2.2.Suite 1100 Expansion Commencement Date. Subject to Suite 1100 Delays (as defined below), effective as of the date that is one hundred fifty (150) days after the Suite 1100 Delivery Date ("Suite 1100 Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant, the Suite 1100 Expansion Space. Accordingly, effective upon the Suite 1100 Expansion Commencement Date, the Existing Premises shall be increased to include the Suite 1100 Expansion Space. Landlord and Tenant hereby agree that such addition of the Suite 1100 Expansion Space to the Existing Premises shall, effective as of the Suite 1100 Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 243,397 rentable square feet. Effective as of the Suite 1100 Expansion Commencement Date, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space. For avoidance of doubt, as set forth in Section 9 below, for purposes of calculating Tenant’s Share of Direct Expenses for the Premises, the Existing Premises and the Suite 1100 Expansion Space shall be treated separately as there are different Base Years. Notwithstanding the foregoing, in the event that

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Tenant has not completed the Suite 1100 Tenant Improvements (as defined in Section 2.1 of Exhibit B attached hereto) on or before the date that would have been the Suite 1100 Expansion Commencement Date pursuant to the first sentence of this Section 2.2, then the Suite 1100 Construction Period (as defined in Section 2.3 below) shall be extended on a day-for-day basis for each day of Suite 1100 Delays. “Suite 1100 Delays” means the following delays: (a) Landlord’s failure to timely make possession of the Suite 1100 Expansion Space available to Tenant in accordance with Section 2.3 below, (b) Landlord’s failure to timely respond to Tenant within the time frames set forth in Exhibit B, and (c) any Force Majeure events, including, but not limited to, any pandemic, epidemic, restriction in construction or related activity (including obtaining building permits) caused by a governmental executive order or similar restriction.
2.3.Landlord's Delivery of Suite 1100 Expansion Space to Tenant. Notwithstanding the Suite 1100 Expansion Commencement Date, Landlord shall deliver possession of the Suite 1100 Expansion Space to Tenant on the date that is fourteen (14) days after the full execution and delivery by Landlord and Tenant of this Fourth Amendment. The period from such delivery date (the “Suite 1100 Delivery Date”) until the Suite 1100 Expansion Commencement Date is sometimes referred to herein as the “Suite 1100 Construction Period”. Tenant’s possession of the Suite 1100 Expansion Space during the Suite 1100 Construction Period shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent for the Suite 1100 Expansion Space during the Suite 1100 Construction Period.
3.Existing Lease Term and Suite 1100 Expansion Space Term.
3.1.Landlord and Tenant acknowledge and agree that the current Lease Expiration Date for the Existing Premises is October 31, 2028. Such Lease Expiration Date is hereby extended until December 31, 2029 ("Amended Lease Expiration Date").
3.2.The Term of Tenant's lease of the Suite 1100 Expansion Space shall commence on the Suite 1100 Expansion Commencement Date and shall expire on the date immediately prior to the date that is sixty-eight (68) months thereafter (the “Suite 1100 Expansion Space Term”). Landlord or Tenant may execute and deliver to the other an amendment or confirmation memorandum in the form of Exhibit C of the Lease with respect to the Suite 1100 Expansion Space and Suite 1100 Expansion Space Term which shall be executed and delivered by the receiving party within thirty (30) days after its receipt thereof, subject to its approval thereof.
3.3.Tenant shall have the right to extend the Suite 1100 Expansion Space Term to be coterminous with the Amended Lease Expiration Date by providing written notice to Landlord of Tenant’s election to so extend the Suite 1100 Expansion Space Term on or before the one hundred eightieth (180th) day prior to the expiration of the Suite 1100 Expansion Space Term. If Tenant so exercises such option, then Base Rent for the Suite 1100 Expansion Space during the period from the expiration of the Suite 1100 Space Term through December, 2029 shall be payable as follows:

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Period	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
[***]	[***]	[***]
[***]	[***]	[***]
[***]*	[***]	[***]
[***]**	[***]	[***]
* The earlier of the last day of [***] or [***].
**If applicable.
3.4.In the event that Tenant extends the Suite 1100 Expansion Space Term to the Amended Lease Expiration Date, so that the Suite 1100 Expansion Space Term and the Lease Term are co-terminus, then any election by Tenant in Tenant’s sole discretion to extend the Lease Term pursuant to Section 2.2 of the Lease will likewise extend the Suite 1100 Expansion Space Term for the same extended term.
4.Base Rent.
4.1.Base Rent for Suite 1100 Expansion Space. Notwithstanding anything to the contrary contained in the Lease, commencing on the Suite 1100 Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4.1 but subject to abatement as provided in Section 5 below, Base Rent for the Suite 1100 Expansion Space as follows:

Period	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
*Subject to abatement as provided in Section 5 below.

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4.2.Base Rent for Existing Premises. Notwithstanding anything to the contrary contained in the Lease, during the period from November 1, 2028 until December 31, 2029, Tenant shall pay Base Rent for the Existing Premises as follows:

Period	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
[***] – [***]	[***]	[***]
5.Abated Base Rent.
5.1.Suite 1100 Expansion Premises. Notwithstanding anything to the contrary contained herein and so long as Tenant is not in default under the Lease (beyond the expiration of all applicable grace periods and/or notice and cure periods), Landlord hereby agrees to abate Tenant's obligation to pay Tenant's monthly Base Rent for the Suite 1100 Expansion Space for the[***] full calendar months of the Suite 1100 Expansion Space Term (collectively, the “Abated Suite 1100 Expansion Space Base Rent”).
5.2.Existing Premises. Notwithstanding anything to the contrary contained herein and so long as Tenant is not in default under the Lease (beyond the expiration of all applicable grace periods and/or notice and cure periods), Landlord hereby agrees to abate Tenant's obligation to pay Tenant's monthly Base Rent for the Existing Premises for the [***] full calendar months after the full execution and delivery of this Fourth Amendment (collectively, the “Abated Existing Premises Base Rent”).
5.3.During such Base Rent abatement periods as provided in Section 5.1 and Section 5.2 of this Fourth Amendment, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.
5.4.In the event of a default by Tenant under the terms of the Lease (beyond the expiration of all applicable grace periods and/or notice and cure periods) that results in the early termination of the Lease pursuant to the provisions of Section 19.2 of the Lease, then as a part of the recovery set forth in Article 19 of the Lease, Landlord shall be entitled to the recovery of the unamortized amount of the Abated Suite 1100 Expansion Space Base Rent and the Abated Existing Premises Base Rent that was abated under the provisions of this Section 5.
6.Termination Option Modifications. Notwithstanding anything in the Lease to the contrary, (a) in no event shall Tenant's termination options set forth in Section 2.3 of the Lease apply to the Suite 1100 Expansion Space leased by Tenant hereunder, and (b) effective as of the date hereof, the Second Termination Option Termination Date is deemed changed to August 31, 2025 and the Third Termination Option Termination Date is deemed changed to October 31, 2027.
7.Condition of Suite 1100 Expansion Space. Except as expressly set forth in the Lease and in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be

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obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the Suite 1100 Expansion Space. Tenant shall accept the Suite 1100 Expansion Space in its "AS IS" condition; provided, however, in the event that, as of the date of execution of this Fourth Amendment, the Base, Shell, and Core (as defined in Section 1 of Exhibit B attached hereto) of the Building where the Suite 1100 Expansion Space is located, in its condition existing as of such date without regard to any of the Suite 1100 Tenant Improvements, alterations or other improvements existing in the Suite 1100 Expansion Space as of the date hereof and/or to be constructed or installed by or on behalf of Tenant in the Suite 1100 Expansion Space or Tenant's use of the Suite 1100 Expansion Space, (a) does not comply with applicable laws, including, without limitation, seismic, fire and life safety codes, and the Americans with Disabilities Act (ADA), in effect as of the date hereof, or (b) contains latent defects, then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in [and not excluded in] Section 4.2 of the Lease), for correcting any such non-compliance to the extent required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant.
8.Parking.
8.1.Pursuant to Section 8 of the Second Amendment, Landlord has provided Tenant with four hundred twelve (412) parking passes to access parking spaces located in the West Garage, as more particularly described therein.
8.2.The West Garage consists of a total of four hundred seventy-two (472) parking spaces, with six (6) spaces being reserved for ADA reasons, resulting in a total of four hundred sixty-six (466) unreserved parking spaces. Commencing as of the Suite 1100 Expansion Commencement Date, Tenant shall have the sole and exclusive right to park in the West Garage, and Landlord shall provide Tenant with an additional fifty-four (54) parking passes for same, for a total of four hundred sixty-six (466) parking passes (collectively, the “Allocated Parking Passes”). Tenant shall pay for such additional parking passes at the rates provided for in the Lease. As of the Suite 1100 Expansion Commencement Date, with the exception of parking spaces reserved for ADA reasons, and any parking spaces Tenant may subsequently designate as reserved, all parking spaces shall be unreserved and available for Tenant’s use. Except as modified herein, all parking spaces shall be subject to the terms and conditions of the Lease. Tenant has no rights to park in any Building Complex Parking Area other than the West Garage.
8.3.By this Fourth Amendment, Tenant’s parking rights as provided in Article 24 of the Original Lease are hereby modified. Landlord agrees to allow Tenant to use a flexible parking program under which Landlord will issue to Tenant more parking passes than the number of Allocated Parking Passes as provided above (the “Tenant Flexible Parking Pass Program”). Landlord will issue, or cause its parking operator to issue, to Tenant additional parking passes up to a maximum of five hundred thirty-four (534) additional parking passes for a total of one thousand (1,000) parking passes in the aggregate to be used solely by Tenant’s personnel (“Tenant Flexible Parking Pass”). In no event shall the Tenant Flexible Parking Pass Program allow Tenant’s personnel to access more than four hundred sixty-six (466) parking spaces in the West Garage (“Tenant Flexible Parking Pass Cap”). If, at any time, Tenant’s personnel has accessed the West Garage and reached the maximum parking pass level of four

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hundred sixty-six (466) parkers, then any additional Tenant personnel who thereafter attempts to access the West Garage with a Tenant Flexible Parking Pass shall be denied access to the West Garage until such time as one of Tenant’s personnel exits the West Garage and the number of users of Tenant’s Flexible Parking Passes accessing the West Garage is less than the Tenant Flexible Parking Pass Cap. Upon Tenant’s request, Landlord will transition the parking program to the Tenant Flexible Parking Pass Program within thirty (30) days after the date of such request from Tenant which shall be the “Tenant Flexible Parking Program Transition Date”; provided, however, that the Tenant Flexible Parking Program Transition Date shall in no event be later than October 31, 2021, regardless of whether Tenant makes such request to Landlord.
8.4.Notwithstanding anything contained in Article 24 of the Lease to the contrary, from and after the Tenant Flexible Parking Program Transition Date, Tenant shall pay to Landlord a monthly amount equal to the product of the Tenant Flexible Parking Pass Cap multiplied by the sum of (i) the then-prevailing monthly rate for unreserved parking passes in the Building Complex Parking Area (subject to the limitations set forth in Article 24 of the Lease) plus (ii) [***]. For example, if the prevailing monthly rate is Ninety and 00/100 Dollars ($90.00), Tenant would pay a sum of [***] multiplied by the Tenant Flexible Parking Pass Cap [***] for a total of [***] per month. Partial months shall be appropriately prorated.
8.5.In lieu of separate parking passes, Tenant desires that Tenant’s personnel be able to access the West Garage by using the access cards that Tenant’s personnel uses to enter and access the Premises. The parties have investigated whether it would be possible to co-program Tenant’s access cards to allow access to both the Premises and to the West Garage and as of the date hereof, Landlord and Tenant’s access card technologies are incompatible. In the event Landlord and Tenant’s access card technologies become compatible during the Term (either through updates or because either party, at its sole option, changes its access card system), then in lieu of utilizing separate parking passes, Landlord shall program each of the access cards that are utilized by each of the Tenant’s personnel to enter and access the Premises to also permit such personnel to enter and access the West Garage (up to 1,000 cards or devices to be so activated).
9.Tenant's Share. Notwithstanding anything to the contrary in the Lease, commencing as of the Suite 1100 Expansion Commencement Date, Tenant’s Share shall be 49.53% with respect to the Existing Premises, 6.64% with respect to the Suite 1100 Expansion Space, and when treated together as the Premises, 56.17%. For purposes of calculating Tenant’s Share of Direct Expenses, the Base Year shall mean (a) calendar year 2018 with respect to the Existing Premises and (b) calendar year 2021 with respect to the Suite 1100 Expansion Space. Notwithstanding the foregoing, in the event that the total Operating Expenses for calendar year 2019 are greater than the total Operating Expenses for the calendar year 2021, then with respect to calculating Tenant’s Share of Direct Expenses for the Suite 1100 Expansion Space, the Base Year shall mean (i) the calendar year 2021 with respect to Tenant’s Share of Tax Expenses and (ii) the calendar year 2019 with respect to Tenant’s Share of Operating Expenses.
10.Signage. If Tenant sublets or assigns, pursuant to Section 14.7 of the Lease, all or any portion of the Premises to its Affiliate, Amrock LLC, then Tenant shall be permitted, at its sole cost, to have one (1) plaque on the existing monument sign serving the Building for the tradename “Amrock”.

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11.Brokers. Each party represents and warrants to the other that, except for Friedman West Realty, LLC ("Tenant's Broker") and Cushman & Wakefield ("Landlord's Broker"), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fourth Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity (other than Landlord's Broker and Tenant's Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Fourth Amendment. Landlord shall pay the commission to Tenant’s Broker and Landlord’s Broker pursuant to one or more separate written agreement(s) between/among Landlord and such brokers.
12.Signing Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity, Tenant is qualified to do business in the State of Arizona, that Tenant has full right and authority to execute and deliver this Fourth Amendment, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that Landlord is a duly formed and existing entity, Landlord is qualified to do business in the State of Arizona, that Landlord has full right and authority to execute and deliver this Fourth Amendment, and that each person signing on behalf of Landlord is authorized to do so.
13.Defaults. Tenant hereby represents and warrants to Landlord that, to Tenant’s knowledge, as of the date of this Fourth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by either Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant. Landlord hereby represents and warrants to Tenant that, to Landlord’s knowledge, as of the date of this Fourth Amendment, Landlord is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by either Landlord or Tenant, and that Landlord knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
14.Ratification. Tenant and Landlord each hereby ratifies and confirms its respective obligations under the Lease, and represents and warrants to each other that it has no defenses thereto.
15.Binding Effect; Conflicts; Governing Law; Venue; Captions. Except as modified hereby, the Lease shall remain in full effect and this Fourth Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Fourth Amendment and the terms of the Lease, the terms of this Fourth Amendment shall prevail. This Fourth Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises are located. The captions and headings used throughout this Fourth Amendment are for convenience of reference only and shall not affect the interpretation of this Fourth Amendment.

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16.Counterparts and Execution.

16.1.This Fourth Amendment may be executed in any number of counterparts and may be signed and/or transmitted by facsimile, electronic mail of a .pdf document, or electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. The parties further consent and agree that (a) to the extent a party signs this Fourth Amendment using electronic signature technology, by clicking “SIGN” (or similar election), such party is signing this Fourth Amendment electronically, and (b) the electronic signature(s) appearing on this Fourth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures. Each of Landlord and Tenant intends to be bound by electronically generated signatures and/or by signature(s) on the facsimile or electronically imaged document, is aware that the other party will rely on such signature(s), and hereby waives any defenses to the enforcement of the terms of this Fourth Amendment based on the form of signature(s).
16.2.This Fourth Amendment shall have no force or effect, nor confer any rights or impose any obligation upon either party unless and until execution hereof by Landlord and Tenant and the unconditional delivery of a fully-executed Fourth Amendment to Landlord and Tenant or their representatives.
17.No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Fourth Amendment to Lease has been executed as of the day and year first above written.
"LANDLORD" AGP ONE NORTH CENTRAL OWNER LLC,
a Delaware limited liability company

By:    Parallel Capital Partners LP, a Delaware         limited partnership its authorized agent
By:    Parallel Capital Partners, Inc., a California     corporation
DocuSigned by:
/s/ Jim Ingebritsen
97FC241E5E75410
Name: Jim Ingebritsen
Title: President
"TENANT" QUICKEN LOANS, LLC,
a Michigan limited liability company
By: /s/ Jay D. Farner
Name: Jay D. Farner
Its: Chief Executive Officer

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EXHIBIT A-1
SUITE 1100 EXPANSION SPACE

EXHIBIT A-1 -1-

EXHIBIT A-1 -2-

EXHIBIT B
ONE NORTH CENTRAL
TENANT WORK LETTER
This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Suite 1100 Expansion Space. All references in this Tenant Work Letter to “the Fourth Amendment” shall mean the relevant portions of the Fourth Amendment to which this Tenant Work Letter is attached as Exhibit B.
SECTION 1

GENERAL CONSTRUCTION OF THE SUITE 1100 EXPANSION SPACE
Subject to the terms of Section 7 of the Fourth Amendment, Landlord shall deliver the base, shell, and core (i) of the Suite 1100 Expansion Space and (ii) of the floor of the Building on which the Suite 1100 Expansion Space is located, including the base building electrical, mechanical and plumbing systems, (collectively, the “Base, Shell, and Core”) in its current as-is condition existing as of the date of the Lease.
SECTION 2

SUITE 1100 TENANT IMPROVEMENTS
2.1    Suite 1100 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Suite 1100 Tenant Improvement Allowance”) in the amount of up to, but not exceeding [***] for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Suite 1100 Expansion Space (collectively, the “Suite 1100 Tenant Improvements”). Notwithstanding anything above to the contrary, Landlord shall have no obligation to disburse all or any portion of the Suite 1100 Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Suite 1100 Expansion Commencement Date (the “Allowance Period”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Suite 1100 Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment for any portion of the Suite 1100 Tenant Improvement Allowance which is not used to pay for the Suite 1100 Tenant Improvement Allowance Items (as such term is defined below) or disbursed following the effective date of the Fourth Amendment in accordance with the terms of this Tenant Work Letter.
2.2    Disbursement of the Suite 1100 Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Suite 1100 Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

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2.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, the costs of Tenant’s project manager (if any) and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;
2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Suite 1100 Tenant Improvements;
2.2.1.3    The cost of construction of the Suite 1100 Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.
2.2.1.4    The cost of any changes in the Base, Shell, and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith (for avoidance of doubt, the Suite 1100 Tenant Improvement Allowance shall not be used by Landlord for the costs of its work, if any, under Section 7 of the Fourth Amendment);
2.2.1.5    The cost of any changes to the Construction Drawings or Suite 1100 Tenant Improvements required by applicable laws and building codes (collectively, “Code”);
2.2.1.6    Sales and use taxes;
2.2.1.7    The “Coordination Fee,” as that term is defined in Section 4.2.2.2 of this Tenant Work Letter; and
2.2.1.8    All other costs to be expended by Landlord in connection with the construction of the Suite 1100 Tenant Improvements.
2.2.2    Disbursement of Suite 1100 Tenant Improvement Allowance. During the construction of the Suite 1100 Tenant Improvements, Landlord shall make monthly disbursements of the Suite 1100 Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
2.2.2.1    Monthly Disbursements. On or before the fifth (5th) day of each calendar month (the “Disbursement Submission Date”) during the construction of the Suite 1100 Tenant Improvements (or such other date as Landlord may designate, provided, any change in date shall not result in a period of more than thirty (30) days between consecutive Disbursement Submission Dates), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, using the current AIA contract and payment forms showing the schedule, by trade, of percentage of completion of the Suite 1100 Tenant Improvements in the Suite 1100 Expansion Space, detailing

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the portion of the work completed and the portion not completed; (ii) paid invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Suite 1100 Expansion Space; (iii) executed full or partial mechanic’s lien releases (which may be conditional releases pending receipt of payment) from all of Tenant’s Agents which shall comply with the appropriate provisions of Arizona law, as reasonably determined by Landlord; and (iv) all other information reasonably requested by Landlord including sign off by Tenant’s architect with respect to such payment request. On or before the twenty-fifth (25th) day of the following calendar month in which Tenant’s request for payments is delivered, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Suite 1100 Tenant Improvement Allowance (not including the Final Retention), unless Landlord notifies Tenant in writing (with reasonable detail) that it disputes all or any portion of the request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. In the event Landlord so disputes all or any portion of a request for payment, Landlord shall remit the non-disputed amount in accordance with the foregoing, and upon reasonable satisfaction of Landlord’s objections, Landlord shall remit any remaining portion of such payment request within ten (10) business days after satisfaction of such objections. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
2.2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, within thirty (30) days after delivery of the Final Paperwork by Tenant to Landlord, a check for the Final Retention payable to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Suite 1100 Expansion Space, provided that (i) Tenant delivers to Landlord properly executed unconditional mechanics lien releases (or releases conditioned only on payment from the Final Retention) in compliance with applicable Arizona law (“Final Paperwork”), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building. In the event Landlord so disputes all or any portion of a request for payment of the Final Retention, (a) Landlord shall notify Tenant in writing (with reasonable detail) as to its reason for the dispute within such thirty (30) day period after delivery of the Final Paperwork, (b) Landlord shall remit the non-disputed amount in accordance with the foregoing, and (c) upon reasonable satisfaction of Landlord’s objections, Landlord shall remit any remaining portion of such payment request within ten (10) business days after satisfaction of such objections.
2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Suite 1100 Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items or as otherwise provided in Sections 2.1 and 2.2 above.

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2.2.2.4 Unused Allowance. In the event the Suite 1100 Tenant Improvement Allowance exceeds the total cost of Tenant Improvement Allowance Items for the Suite 1100 Tenant Improvements, then Tenant shall have the right, during the Allowance Period only, to request reimbursement from Landlord for work and improvements permanently affixed to the Existing Premises. In no event shall any unused amount of the Tenant Improvement Allowance be used for furniture, fixtures or equipment or as a credit towards Rent.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) to prepare the Construction Drawings. Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld, conditioned or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Suite 1100 Expansion Space. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned, or delayed). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
3.1.1    Approved Consultants. Notwithstanding anything above to the contrary, Landlord hereby approves the following consultants to be retained by Tenant: McCarthy Nordburg, Architect of Record; Kraemer Consulting, MEP engineer: Caruso Turley Scott, Structural Engineer.
3.2    Final Space Plan. Within seventy-five (75) days after the full execution and delivery of the Fourth Amendment, Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Suite 1100 Expansion Space before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final

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Space Plan for the Suite 1100 Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord. The sequence of submitting and reviewing the Final Space Plan shall continue within the time periods provided herein until the Final Space Plan is approved. If Landlord fails to respond to any Final Space Plan submitted for review and approval within five (5) business days after Landlord’s receipt and if such failure continues for one (1) additional business day after receipt of Tenant’s second request for approval, Landlord shall be deemed to have granted its approval.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Suite 1100 Expansion Space, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Suite 1100 Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Suite 1100 Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord. The sequence of submitting and reviewing the Final Working Drawings shall continue within the time periods provided herein until the Final Working Drawings are approved. If Landlord fails to respond to any Final Working Drawings submitted for review and approval within five (5) business days after Landlord’s receipt and if such failure continues for one (1) additional business day after receipt of Tenant’s second request for approval, Landlord shall be deemed to have granted its approval.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Suite 1100 Expansion Space by Tenant. After approval by Landlord of the Final Working Drawings, thus constituting the Approved Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits (collectively, the “Suite 1100 Permits”) . Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Suite 1100 Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy, and the foregoing agreement shall not limit Landlord’s obligations under Section 7 of the Fourth Amendment. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

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SECTION 4

CONSTRUCTION OF THE SUITE 1100 TENANT IMPROVEMENTS
4.1    Tenant’s Selection of Contractor and Tenant’s Agents.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Suite 1100 Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Landlord hereby approves Westpac Construction Company as the general contractor if retained by Tenant.
4.1.2    Tenant’s Agents. All subcontractors used by Tenant (such subcontractors, together with any laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Suite 1100 Expansion Space.
4.2    Construction of Tenant Improvements by Tenant’s Agents.
4.2.1    Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed, and shall be deemed given if Landlord does not respond within five (5) days. Prior to the commencement of the construction of the Suite 1100 Tenant Improvements, and after Tenant has accepted all bids for the Suite 1100 Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Suite 1100 Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any) (the “Final Costs”). Such Final Costs shall also demonstrate any amounts by which the Final Costs exceed the Suite 1100 Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Suite 1100 Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Suite 1100 Tenant Improvement Allowance, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.
4.2.2    Tenant’s Agents.
4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Suite 1100 Tenant Improvements shall comply with the following: (i) the Suite 1100 Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and

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Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell, and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Suite 1100 Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Suite 1100 Tenant Improvements.
4.2.2.2    Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to [***], which Coordination Fee shall be for services relating to the coordination of the construction of the Suite 1100 Tenant Improvements and shall be deducted by Landlord from the Suite 1100 Tenant Improvement Allowance.
4.2.2.3    Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Suite 1100 Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Suite 1100 Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Suite 1100 Expansion Space. Such indemnity by Tenant, as set forth in the Lease, shall exclude any and all costs, losses, damages, injuries and liabilities relate in any way to any grossly negligent or willful acts of Landlord and its employees, agents and contractors.
4.2.2.4    Insurance Requirements.
4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.4.2 Special Coverages. Tenant shall require its general contractor to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Suite 1100 Tenant Improvements, and such other insurance as Landlord may reasonably require. It being understood and agreed that the Suite 1100 Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

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4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Suite 1100 Tenant Improvements and before the Contractor’s equipment is moved onto the site. To the extent available on commercially reasonable terms, all such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Suite 1100 Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building (provided that Landlord has provided Tenant with the names of such additional insureds). All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respect the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.
4.2.3    Governmental Compliance. The Suite 1100 Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Suite 1100 Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Suite 1100 Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Suite 1100 Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Suite 1100 Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Suite 1100 Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Suite 1100 Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord shall notify Tenant to take corrective action. If Tenant fails to commence corrective action within fifteen (15) days and diligently prepare and complete the corrective action promptly thereafter, then Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Suite 1100 Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

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4.2.5    Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Suite 1100 Tenant Improvements, which meetings shall be held via remote conferencing (or at a location agreed to by such parties), and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.
4.3    Notice of Completion; Copy of “As Built” Plans. Within thirty (30) days after completion of construction of the Suite 1100 Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with applicable Arizona law and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Suite 1100 Expansion Space, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Suite 1100 Expansion Space.
4.4    Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Suite 1100 Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Suite 1100 Tenant Improvements.
SECTION 5

MISCELLANEOUS
5.1    Tenant’s Representative. Tenant has designated Jeff Olszewski (email: JeffOlszewski@bedrockmgt.com; phone: (313) 373-8748 (O); (313) 701-6282 (C)) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Tenant Work Letter.
5.2    Landlord’s Representative. Landlord has designated William Halper (email: whalper@parallelcp.com; phone (673) 385-3441 (O); (623) 525-9481 (C)) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

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5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease (as modified by the Fourth Amendment) has occurred at any time on or before the substantial completion of the Suite 1100 Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Suite 1100 Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Suite 1100 Expansion Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the Suite 1100 Expansion Space caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Suite 1100 Expansion Space caused by such inaction by Landlord).

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